                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors of Aetna Life Insurance and Annuity Company and Contract Owners of Aetna Variable Annuity Account C:


We consent to the use of our reports incorporated herein by reference.

Our report dated February 6, 1996 refers to a change in 1993 in the Company's method of accounting for certain investments in debt and equity securities.



                              /s/ KPMG Peat Marwick LLP



Hartford, Connecticut
October 1, 1996